Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

REWARDS NETWORK INC.

Rewards Network Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of Article IV thereof and inserting the following in lieu thereof:

“1. The total number of shares of capital stock which the Corporation shall have authority to issue is thirty-five million (35,000,000), of which twenty-five million (25,000,000) shares shall be shares of Common Stock (hereinafter called “Common Stock”), with a par value of two cents ($.02) per share, and ten million (10,000,000) shares shall be shares of Preferred Stock (hereinafter called “Preferred Stock”), with a par value of ten cents ($.10) per share.”

Effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each three shares of the Corporation’s Common Stock, par value $0.02 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.02 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon due surrender of any certificate previously representing a fractional share, be entitled to receive cash for such holder’s fractional share based upon the volume weighted average price of the Corporation’s Common Stock as reported on the NASDAQ Stock Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective as of 7:00 p.m., Eastern time, on the date this Certificate of Amendment to the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Rewards Network Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 6th day of July, 2009.

REWARDS NETWORK INC.

By:	/s/ Roya Behnia
Name:	Roya Behnia
Title:	Secretary